Exhibit 99.3

Guangzhou Metro Green distribution hub renovation contract [translation]

Party A: Sino Green Land Corporation (SGLA.OB)
Party B: Contractor, Mr. Weimin Wu, ID: 441822196711120255, Address: 36 Changxing Road, Nanshan Districtt, Shenzhen, Tel: 13312933933

Through friendly negotiation, Party B agreed to be responsible for Party A’s Guangzhou Metro Green interior construction and decoration project.  Party A and Bagreed upon the following terms:

I. Project overview
1. Project location: 338 Zeng Cha Road, Yuncheng fruit marketA, B, C1 warehouses, floors 1-3.
2. Project area: 28,942.8 square meters.
3. Construction Content: See details in Appendix – Renovation budget.
4. Contracting method: Party B pays the labor and materials.
5. Project duration: 180days, starting date: March 1, 2011 and completion date: August 31, 2011.
6. Contract price: The project cost is RMB 20 million.

II. Construction blueprints
Party A and B both review the construction blueprints.  Two copies of blueprints are for Party A and B each.

III. Party A’s obligations
1. Ensure the distribution hub has a legitimate contract right and usage right.
2. Provide water and electricity during the construction period.
3. Responsible for coordinating the construction team, the market and the community relations.
4. Responsible for getting the approval from the appropriate authorities to take down the original construction, equipment and pipelines.
5. Assign two representatives from Party A to oversee the project and responsible for the inspection and acceptance of new construction materials entering the construction site.

IV. Party B’s obligations
1. Strictly implement the construction safety practices, fire regulations, construction specifications and quality standards and complete the project on schedule.
2. Without the consent from Party A or relevant authorities, Party B is not allowed to change the original construction, equipment and pipelines.
3. Strictly enforce the provisions of the construction site management and not to disturb the nearby residents and pollute the surrounding environment;
4. Ensure the tidiness of the construction site and be responsible for cleaning after the completion of the construction.

V. Project engineering changes
If there are changes in architectural designs and methods, both parties should negotiate, enter into a written agreement and make appropriate adjustments related to costs and schedule.

VI. Project materials
1. All construction materials for this project are provided by Party B.  These materials should meet the quality and design requirements and should be delivered to the construction site on time.
2. If the materials provided by Party B do not meet the quality requirements or the specifications, these materials will be prohibited; otherwise, Party B would be responsible for all the potential losses caused by using these materials.

VII. Project delay
1. Party B is not responsible for the project delay based on the following:
(1) Changes in project quantity and design
(2) Uncontrollable factors
(3) Party A agrees to extended duration given other conditions.
2. The project duration can be extended if Party A causes the delay
3. Party A fails to make the scheduled payments, the project duration can be extended
4. The project cannot be extended if Party B could not start on time.  If Party B causes the quality issues in the project, Party A or representatives from Party A should provide solutions in three days.  Loses caused by the quality problems will be taken by Party B and the project duration can be extended.  If the quality issues happen again during the project, the project duration cannot be extended for the second time.

VIII. Quality standards
This project construction is based on the blueprints, design changes, Architectural Decoration Construction and Acceptance Standards (jgj73-91), Construction and Installation of Quality Inspection and Evaluation of Uniform Standards (gbj300-88) and other criteria for quality assessment.  If there is a project dispute during the construction, Guangzhou Association of Construction and Decoration willcertify the project quality.  Party B will pay for the costs if the project does not meet contract standards. Otherwise, Party A will pay for the costs.

IX. Project acceptance and warranty
1. Party B should notify Party A upon project completion.  Party A should organize inspection, acceptance and transfer processes upon receiving the notification from Party B. If Party A could not organize inspection within one day, Party A should notify Party B immediately and reschedule the inspection date.  However, Party A should recognize the project completion and be responsible for Party B’s management as well as other related expenses for the project.
2. If Party A received Party B’s notification for inspection, but did not organize inspection for any reasons for 15 days, or Party A inspected the project but did not accept the project or provided any comments for any changes for 7 days, the project is considered as final, acceptedand approved.
3. This project has a warranty period of 12 months since the signed acceptance by both parties.  Project maintenance fee after 12 months will be charged.  Warranty only covers this specific project.  Due to damage caused by external factors and the equipment provided by other companies, maintenance fee will be charged.

X. Project payment
1. It is agreed that Party B pays for the project costs and Party A issues 12,307,692 shares of company stock, valued at RMB 20 million to Party B. Stock is issued within 8 weeks of construction to Party B.
2. Party A promises that if the stock trades below $0.25 one year after the starting date of the construction, Party A will compensate Party B the difference in cash.

XI. Liability for breach of contract
1. If one party fails to fulfill the contract obligations or violates the state laws, regulations and relevant policies and regulations, this party will pay the subject fines and loses caused to the other party.
2. If Party A uses the facility without acceptance procedures and suffers loses, Party A is responsible.
3. If one party could not perform the contract, this party should notify the other party immediately and initiate the termination process.  This party will also compensate the other party for the potential losses suffered.

4. If PartyA fails to pay for projects (in stock), Party A will pay 2% of the contract price each day.  After 30 days, Party B can terminate the contract.
5. If Party B delayed the project, Party B will pay 2% of contract price to Party A.

XII. Resolution of the contract dispute
If any dispute occurs during the contract period, both parties should consult each other.  If Party A and Party B cannot reach an agreement, the dispute should be submitted to China International Economic and Trade Arbitration Commission South Branch of Guangzhou Arbitration.

XIII. Supplementary Provisions
1. The contract is effective after signed by both parties (sealed) and expires after the completion of the contract.
2. Party B cannot subcontract the work.
3. This contract has two copies and each party has one copy.
4. Contract appendix is party of the contract, and has the same legal effect.

/s/ Xiong Luo               /s/ Weimin Wu
Party A Signature                                                                 Party B signature
April 3, 2011                                                                           April 3, 2011